Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: July 15, 2022

Tsinghua Unigroup Co., Ltd.		Tsinghua Unigroup International Co., Ltd.

By:	/s/ Xiaoning Zhao	By:	/s/ Xiaoning Zhao
Name:	Xiaoning Zhao	Name:	Xiaoning Zhao
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Tsinghua Unigroup Capital Management Co., Ltd.
/s/ Xiaoning Zhao
Xiaoning Zhao, for and on behalf of		By:	/s/ Xiaoning Zhao
ZHAO Weiguo by power of attorney		Name:	Xiaoning Zhao
		Title:	Attorney-in-Fact
Beijing Zhiguangxin Holdings Co., Ltd.

By:	/s/ Xiaoning Zhao
Name:	Xiaoning Zhao
Title:	Attorney-in-Fact